AMENDED AND RESTATED AGREEMENT


AMENDED AND RESTATED AGREEMENT effective as of the 24th day of June 1997 between IGENE Biotechnology, Inc. of 9110 Red Branch Road, Columbia, Maryland 21045-2020 ("IGENE") and Fermic, S.A. de C.V., Reforma No. 873-Iztapalapa, 09850 Mexico D.F., Mexico ("Fermic").

                                    RECITALS

IGENE owns patents, patents pending and proprietary know-how concerning microbial and biochemical processes by which the astaxanthin-producing yeast, PHAFFIA RHODOZYMA, is grown and processed to yield a dried yeast product ("AstaXin(R)") containing the pigment astaxanthin.

IGENE wishes to produce AstaXin(R) in commercial quantities and, in order to do so, requires access to a facility with adequate fermentation capacity and a trained labor force.

Fermic owns and operates a fermentation plant in Mexico City (the "Facility") which has the capacity and the labor force required to produce a sufficient quantity of AstaXin(R) for commercialization.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:


                             ARTICLE I. DEFINITIONS


As used in this Agreement, the following terms shall have the meanings specified in this Article I:

"AstaXin(R)" - as defined in the first recital.

"Auxiliary Equipment" - centrifuges, drum dryers and milling and packaging equipment and piping and other items required for installation of the equipment.

"Cracking Enzyme" - enzyme needed for treatment of PHAFFIA RHODOZYMA.

"Equipment" - fermentors and Auxiliary Equipment.

"Facility" - as defined in the third recital.

"Know-How" - all confidential information, know-how and data not disclosed in a published patent, whether or not patentable, relating to the Patented Process, the Microorganism and AstaXin(R) including, without limitation, the Cracking Enzyme.

"Microorganism" - A strain of PHAFFIA RHODOZYMA developed by and proprietary to IGENE as modified from time to time by IGENE.

"Operations Manual" - the detailed written operations manual prepared by IGENE describing the process for manufacturing AstaXin(R).

"Patents" - means the patents and patent applications set out in Exhibit A and any patent and patents issuing therefrom or thereon, any patents and patent applications based on improvements to the patent and patent applications set out in Exhibit A, including foreign patents claiming priority under patent conventions, the inventions claimed thereby and any continuations or continuations in party, reissues, substitutions or divisions thereof.

"Patented Process" - means the process for manufacturing AstaXin(R) covered by one or more of the claims of Patents.

"Proprietary Information" - any information, drawings, manuals and other documents transmitted or communicated directly or indirectly on behalf of the disclosing party to the receiving party and marked confidential or proprietary and any information or data orally described as confidential or proprietary or which the receiving party has reason to believe is such. Proprietary Information may include, without limitation, information relating to the disclosing party's business and activities, product research and development, marketing plans or techniques, client lists, and any scientific or technical information, design, process, procedure, formula, or know-how (whether or not patentable). The Know-How, including the Operations Manual, and the Microorganism are Proprietary Information of IGENE.

"Repayment Date" - the first day of the twenty-third month from the month for which IGENE first pays the tolling fee.


                  ARTICLE II. AGREEMENT TO MANUFACTURE; LICENSE


2.1 Subject to the terms and conditions of this Agreement, Fermic agrees to manufacture AstaXin(R) at the Facility during the term of this Agreement using the Microorganism, the Patented Process and the Know-How provided by IGENE.

2.2 IGENE hereby grants to Fermic a nonexclusive right and license during the term of this Agreement, and only during the term of this Agreement, to use the Patented Process, the Microorganism and the Know-How for the purpose of manufacturing AstaXin(R). Except as otherwise agreed upon by the parties pursuant to Article XI, all AstaXin(R) manufactured by Fermic shall belong to IGENE and (a) Fermic may not produce AstaXin(R) other than for or on behalf of IGENE and (b) no right, express or implied, is granted by this Agreement to Fermic to use in any manner the trademark "AstaXin(R)" or any other trade name of IGENE in connection with the performance of this Agreement.

2.3 Fermic shall obtain and maintain all required licenses, certifications and approvals necessary to authorize and permit (a) the import of the Microorganism and any Auxiliary Equipment purchased by IGENE (b) the manufacture of AstaXin(R) at the Facility and (c) the delivery and export of the AstaXin(R) manufactured by this Agreement. Applications for such licenses, certifications and approvals will be made in the name of IGENE (except for the license, if any, required to manufacture AstaXin(R)) and Fermic will furnish to IGENE copies of all such documentation promptly after its creation. IGENE shall be responsible for obtaining any licenses or permits required for export of the Microorganism from the United States to Mexico.


                          ARTICLE III. PILOT PLANT RUN

3.1 As soon as practicable after signing of this Agreement, IGENE and Fermic shall conduct pilot plant runs at the Facility using the Microorganism provided by IGENE, and a 500 liter fermentor and Auxiliary Equipment provided by Fermic.

3.2 IGENE will provide, at no cost to Fermic, a technical representative knowledgeable about the Patented Process and the Know-How and acceptable to Fermic to train Fermic's employees before and during the pilot plant runs and to otherwise assist with the pilot plant runs. IGENE will provide Fermic with a copy of the Operations Manual and such other written or oral information and documents concerning the Patented Process and the Know-How as IGENE considers necessary to permit Fermic to product AstaXin(R).

3.3 If, in IGENE's sole judgment, the pilot plant runs reveal no significant production problems with the Equipment, the Facility or the labor force and if the yield is acceptable to IGENE, Fermic will begin large scale production of AstaXin(R) as soon as possible, but in no event later than October 1, 1997. If IGENE determines that there are significant production problems or if the Microorganism fails to produce a yield that is acceptable to IGENE, it shall promptly notify Fermic in writing whereupon this Agreement will automatically terminate without either party having any liability for breach as a result of such termination, except that, if termination is caused by insufficient yield, IGENE will pay Fermic U.S. $1,000 at the time of giving notice of termination. Upon such payment, neither party shall have any liability to the other except under those Sections of the Agreement which specifically survive its termination.

3.4 Each party will bear its own costs in connection with the pilot test run. Fermic will provide the raw materials for IGENE's account (other than the Microorganism and the Cracking Enzyme) required for the pilot test run. IGENE will reimburse Fermic for the raw materials within 30 days of receipt of an invoice therefor.


                   ARTICLE IV. PRODUCTION; AUXILIARY EQUIPMENT


4.1 Fermic shall (a) provide the Equipment, laboratory facilities and labor at the Facility necessary to manufacture and store the AstaXin(R) and (b) be responsible for purchasing raw materials (other than the Microorganism and the Cracking Enzyme which shall be supplied by IGENE). One [ 1 ] liter fermentor and all necessary Auxiliary Equipment at the Facility will initially be dedicated to the manufacture of AstaXin(R). IGENE shall have the option to require an upgrade to a [ 2 ] liter fermentor by giving one month's notice to Fermic.

4.2 The Equipment and laboratory facilities to be used by Fermic must be acceptable to IGENE and no changes shall be made to the Equipment and facilities used in the manufacture of AstaXin(R) unless approved in advance by IGENE (except in an emergency and then only for the duration of the emergency).

4.3 Fermic acknowledges that once manufactured, AstaXin(R) must be kept refrigerated until shipment to IGENE's customers. Fermic agrees, therefore, to provide refrigeration capacity sufficient for storage of up to 45 days of production of AstaXin(R) and will, if necessary, rent refrigeration equipment at its cost to provide such storage at the Facility.

4.4 Fermic agrees to assign a technical representative acceptable to IGENE to act as liaison with IGENE. Fermic warrants that the Equipment, the laboratory facilities and the Facility will be maintained in good condition and that Fermic will retain a trained workforce adequate to manufacture AstaXin(R) under this Agreement notwithstanding any obligations it might have to third parties. Fermic gives no warranty whatsoever that the Patented Process or the Microorganism will produce AstaXin(R) in any given quantity or of any given quality.

4.5 Fermic shall have sole responsibility for compliance with all environmental laws and regulations applicable to the Facility and the manufacture of AstaXin(R) and for disposal of wastes in compliance with law and IGENE shall have no liability to Fermic or others in connection with the disposal of wastes from the Facility or noncompliance with such environmental laws or regulations.

4.6 Fermic agrees to package and ship the AstaXin(R) in such packaging, volumes and to such IGENE customers as IGENE shall instruct. All shipping and any other directly related costs actually incurred by Fermic in connection with packaging and shipping the AstaXin(R) shall be invoiced separately to IGENE which shall pay the amounts due within 30 days of receipt of the invoice.

4.7 IGENE and Fermic have determined that additional Auxiliary Equipment is needed for the downstream processing of AstaXin(R) at the Facility. IGENE will determine the optimum design for the downstream processing, locate vendors for the Auxiliary

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1      This information has been omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Commission.
2 This information has been omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Commission.

       Equipment (new or used), purchase the Auxiliary Equipment for installation at the Facility, and work with Fermic engineers in installing it. Other than items included in Auxiliary Equipment, which shall be paid by IGENE, Fermic will be responsible for the costs of any structural changes or additions to the Facility that may be needed for the installation and operation of the additional Auxiliary Equipment, including the cost of labor. Fermic shall reimburse IGENE up to U.S. $500,000 for the Auxiliary Equipment over a twenty-three month period by reduction of the tolling fees as set forth in Section 5.3. Until the Equipment is fully paid for, IGENE shall have a security interest in said Equipment.

4.8 If, prior to the Repayment Date, Fermic terminates this Agreement or this Agreement is terminated because of Fermic's breach, the additional Auxiliary Equipment shall belong to IGENE and IGENE shall have the right to remove said Equipment (at IGENE's expense). If, prior to the Repayment Date, IGENE terminates this Agreement or this Agreement is terminated because of IGENE's breach, Fermic may elect either to keep the additional Auxiliary Equipment and pay IGENE the balance due or require IGENE to remove the equipment (at IGENE's expense) and reimburse Fermic the total amount of credits actually allowed toward payment pursuant to Section 5.3.

4.9 IGENE will provide Fermic with new variants of the Microorganism from time to time. Each new variant will be subjected to a test run under the supervision of Fermic and IGENE personnel before it is used to manufacture AstaXin(R) in large volumes. There will be no additional charge to IGENE for these test runs.

                             ARTICLE V. TOLLING FEES

5.1 As compensation to Fermic for manufacturing, storing, and labor involved in packaging and handling the AstaXin(R), for any structural or other additions made to the Facility, and for all of its other services under this Agreement IGENE shall pay Fermic a tolling fee of [ 3 ] per month per cubic meter of fermentor capacity. In addition, IGENE will reimburse Fermic for the actual cost of raw materials used in the manufacture of AstaXin(R).

5.2 Payment of the tolling fees shall be made monthly in advance on the first business day of each month by wire transfer to the account designated by Fermic. The cost of raw materials shall be invoiced monthly by Fermic and paid by IGENE within 30 days of receipt of the invoice.

5.3 The amount owed by Fermic to IGENE for the purchase of the additional Auxiliary Equipment for use by Fermic at the Facility shall be limited to U.S. $500,000 and shall be paid by a monthly credit against the tolling fee owed for each month of the first twenty-

--------
3 This information has been omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Commission.

       three months of production of AstaXin(R) at the Facility equal to the smaller of one- twenty-third of the purchase price plus 10% interest or U.S. $24,000.

5.4 If at anytime during the term of this Agreement production of AstaXin(R) is stopped or delayed because of one or more problems with the Equipment or the Facility, there will be a pro rata reduction in the tolling fee proportional to the duration of the stoppage or delay. IGENE may either credit the reduction against the tolling payment due immediately following restoration of production or request direct reimbursement. Fermic shall pay IGENE any reimbursement due within thirty (30) days of request therefor by IGENE.

                           ARTICLE VI. CONFIDENTIALITY

6.1 Except as specifically provided by this Agreement, (a) Fermic shall not acquire any right, title or interest in the Patents, the Microorganism or the Know-How, (b) Fermic shall use the Patents, the Know-How and any Microorganism in its possession solely in accordance with its rights and licenses hereunder and not for any other purpose, and (c) IGENE shall not acquire any right, title or interest in the Proprietary Information of Fermic.

6.2 From and after the date hereof and for a period of five (5) years from the date of expiration or termination of this Agreement, each party agrees to hold in confidence all Proprietary Information of the other.

6.3 Each party will restrict disclosure of and access to the other's Proprietary Information to the minimum number of its employees necessary to carry out the purposes of this Agreement and each party will use its best efforts, including efforts fully commensurate with those employed by it for the protection of its own confidential information and microorganisms to protect the other's Proprietary Information disclosed to it pursuant to this Agreement.

6.4 The parties agree that these confidentiality obligations do not apply to the following:

       6.4.1 Information which appears in issued patents or printed publications in integrated form or which otherwise is or becomes generally known in the trade through no fault of the receiving party;

       6.4.2 Information which the receiving party can show by dated records was in its possession prior to the disclosure thereof by it; or

       6.4.3 Information which comes into a party's possession from a third party without breach of any obligation to the other party to maintain the confidentiality of the Information.

6.5 Notwithstanding the foregoing, a party may disclose the other's Proprietary Information to the extent such disclosure is reasonably necessary to comply with government regulations, provided that it gives the other party reasonable advanced notice of the pending disclosure and uses its best efforts to secure confidential treatment of the information required to be disclosed.

6.6 The provisions of this Article VI shall not relieve the parties of their obligations under the Confidentiality Disclosure Agreement dated April 24, 1997.

            ARTICLE VII. INFRINGEMENT INDEMNITY; WARRANTY DISCLAIMER

7.1 IGENE shall indemnify and hold Fermic harmless against any liability for infringement of any patents owned by others on the basis of the manufacture by Fermic of AstaXin(R) for IGENE under this Agreement. The defense, settlement, adjustment or compromise of any claim or suit for which IGENE becomes obligated under this indemnity shall be in the sole control of IGENE. Fermic may, if it desires, employ counsel at its own expense.

7.2    EXCEPT FOR THE WARRANTY OF NON-INFRINGEMENT AS TO WHICH THE INDEMNITY IN
       SECTION 7.1 IS PROVIDED, IGENE GIVES NO WARRANTY WHATSOEVER TO FERMIC WITH RESPECT TO THE MICROORGANISM OR THE ASTAXIN(R) OR WHETHER PRODUCTION OF ASTAXIN(R) AS CONTEMPLATED HEREIN WILL BE COMMERCIALLY VIABLE OR WHETHER IGENE WILL BE SUCCESSFUL IN MARKETING ASTAXIN(R) IN COMMERCIAL QUANTITIES. IGENE EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                       ARTICLE VIII. TERM AND TERMINATION

8.1 Unless earlier terminated under Section 3.3 or pursuant to Sections 8.2 and 8.3, this Agreement shall terminate on December 31, 1997 unless IGENE gives notice to Fermic on or prior to October 31, 1997 that IGENE is extending the duration of the contract to December 31, 1998, in which event this Agreement shall terminate on December 31, 1998.

8.2 If the Microorganism is not producing a yield that is acceptable to IGENE, or if Fermic is unable to manufacture the AstaXin(R) at the Facility for any reason, including force majeure, for a period of more than one month, IGENE may terminate this Agreement effective as of the end of a month by giving Fermic at least 30 days advanced written notice of termination, whereupon neither party shall have any further obligation to the other except payment for amounts due the other as of the date of termination and obligations under those ARTICLES and Sections of the Agreement that specifically survive its termination or expiration.

8.3 Either party shall have the right (but not the obligation), by giving written notice to the other, to terminate this Agreement upon the happening of any of the following events:

       8.3.1 The other party defaults in the performance or observance of any agreement contained in this Agreement and such default is not cured within 30 days of notice thereof from the non-defaulting party;

       8.3.2 The other party admits in writing its inability to pay its debts generally as they become due; files or consents to the filing against it of a petition under bankruptcy or any insolvency or similar law; appoints or consents to the appointment of a receiver of itself of all or a substantial part of its property; becomes subject to a court order under which all or a substantial part of its property is under the control and custody of a court; is subject to an involuntary filing against it of a petition under bankruptcy or other insolvency law; or is in a circumstance substantially similar in character to any of the above.

8.4 Upon termination of this Agreement for any reason, each party shall promptly return or destroy all Proprietary Information of the other. Without limiting the foregoing, Fermic shall return or destroy all Cracking Enzyme and Microorganism. Each party shall certify in writing to the other that it has fully complied with this Section 8.4.

8.5 The following Articles and Sections shall survive termination or expiration of this Agreement: ARTICLE VI (Confidentiality), ARTICLE VII (Indemnity; Warranty Disclaimer); Section 8.4 (return or destruction of Proprietary Information); Section 12.3 (independent contractor relationship); Section 12.6 (governing law); Section 12.7 (dispute resolution); and Section 12.9 (mutual indemnification).

                       ARTICLE IX. RISK OF LOSS; INSURANCE

9.1 Fermic shall bear the risk of loss of the AstaXin(R) while the AstaXin(R) is stored at the Facility. As between Fermic and IGENE, the risk of loss shall pass to IGENE upon shipment of the AstaXin(R) to the customers designated by IGENE or upon its purchase by Fermic.

9.2 Fermic shall maintain in continuous force insurance against loss or damage of the Equipment (including any additional Auxiliary Equipment purchased by IGENE pursuant to Section 4.7), the Facility, all raw materials (other than the Microorganism), work in process, and the AstaXin(R) while it is stored at the Facility from all casualty risks and all other risks usually insured against by persons operating a similar business. Fermic will authorize its insurance carrier to provide a certificate of insurance to IGENE verifying such insurance coverage. In the event of any casualty loss to Auxiliary Equipment purchased by IGENE and installed at the Facility prior to payment therefor by Fermic, Fermic hereby assigns to IGENE the right to collect insurance proceeds up to the amount still owed by Fermic. In the event of any casualty loss to the AstaXin(R), Fermic hereby assigns to IGENE the right to collect insurance proceeds for such loss or damage to the extent the loss or damage to the AstaXin(R) is covered by insurance maintained by Fermic.

9.3 IGENE shall maintain in continuous force insurance against loss of or damage to the Microorganism.

                            ARTICLE X. FORCE MAJEURE

10.1 Except as specifically provided in Section 8.2, no failure or omission to carry out or to observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by one party against the other, or be deemed to be a breach of this Agreement, if such failure or omission is caused by one or more of the following: war (whether or not declared and whether or not the United States is a participant) or hostilities; acts of the public enemy or belligerents; sabotage; blockade, revolution, insurrection, riot or disorder; expropriation, requisition, confiscation or nationalization; embargoes; export or import restrictions or rationing or allocation, whether imposed by law, decree or regulation or by voluntary cooperation of industry at the instance or request of any governmental authority or organization owned or controlled by any government or person purporting to act therefor; interference by, or restriction or onerous regulation imposed by, any governmental authority to whose jurisdiction the party is subject; act of God; fire; earthquake; storm; epidemics; quarantine; strikes, lockouts or other labor disturbances; explosion; breakage or accidents by fire or otherwise to transportation or distribution facilities or equipment; unavailability of raw materials; failure of the Facility to operate for any reason beyond the control of Fermic; shutdown of the Facility for prudent maintenance; or any other event, matter or thing wherever occurring, and whether or not of the same class or kind as those set forth above which, by the exercise of due diligence, the party concerned is unable to overcome.

10.2 A party affected by an actual or potential force majeure situation shall promptly notify the other party of such situation. IGENE shall not be required to pay Fermic a tolling fee and shall be entitled to a refund for any tolling fee already paid for any period in excess of 24 hours that the Equipment then being used to manufacture AstaXin(R) or the Facility is not in operation. Any refund may be in the form of a credit toward future tolling fees.

                           ARTICLE XI. SALES BY FERMIC

IGENE acknowledges that Fermic is interested in having the right to purchase AstaXin(R) for resale and Fermic acknowledges that, at this time, IGENE is not in a position to negotiate a distribution or other sales agreement with Fermic. The parties agree therefore to begin good faith negotiations of such an arrangement agreeable to both parties once the test plant runs are completed and volume production of AstaXin(R) at the Facility has begun. Any agreement under which Fermic is authorized to market and sell AstaXin(R) shall be independent of this Agreement.

                           ARTICLE XII. MISCELLANEOUS

12.1 Any notice to be given under this Agreement shall be in writing and delivered by a recognized overnight courier service, addressed as follows:

If to Fermic to it at:                       If to IGENE to it at:

Fermic, S.A. de C.V.                         IGENE Biotechnology, Inc.
Reforma No. 873 - Iztapalapa                 9110 Red Branch Road
09850 Mexico D.F., Mexico                    Columbia, Maryland  21045-2020
Attention:  Mr. Alessandro Falzoni           Attention:  Ramin Abrishamian

Telephone:  011-525 656 1644                 Telephone:  1-410-997-2599
Facsimile:   011-525 656 1542                Facsimile:   1-410-730-0540



12.2 Failure of either party to insist upon strict observance of or compliance with all of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance in the future or compliance with the other terms hereof.

12.3 Except for the limited agency established in Section 4.6, this Agreement shall not be deemed to establish the relationship of principal and agent, master and servant or a partnership or joint venture of any kind between Fermic and IGENE, and neither party shall be liable for any act of or failure to act by the other party except as expressly provided in this Agreement. Without in any way limiting the foregoing, Fermic will be responsible for any liability derived from the labor relationship with its employees and in no case nor under any circumstances shall IGENE be considered a direct or substitute employer of Fermic or any of Fermic's employees. Fermic agrees to indemnify IGENE from any claims demands, liabilities, suits, costs and expenses (including reasonable attorney's fees) of any kind or nature whatsoever arising out of claims that IGENE has liability with respect to Fermic's employees, whether such claims, demands, liabilities or suits are of a civil, commercial, labor, fiscal or other nature. This provision shall survive termination of this Agreement.

12.4 This Agreement constitutes the entire understanding and supersedes all prior agreements between the parties hereto with respect to the subject matter hereof. The provisions herein shall not be extended or modified except by written agreement between Fermic and IGENE.

12.5 In the event that any provision of this Agreement shall be held to be unenforceable, invalid or otherwise indefinite, the balance of this Agreement shall continue in full force and effect, unless the severance of the portions held unenforceable would reasonably frustrate the commercial purposes of this Agreement, in which case, reasonable efforts will be made to reform this Agreement to achieve such commercial purposes.

12.6 This Agreement is written in English language and shall be construed accordingly. This Agreement shall be performed, interpreted and enforced under the applicable laws of the City of Mexico, Federal District.

12.7 The parties will use their best efforts to resolve by negotiation any dispute, controversy or claim which may arise in connection with this Agreement. In the event of parties cannot directly resolve such dispute, controversy or claim, the parties agree to be bound by arbitration to occur in New York, New York. The arbitration is to be conducted in English by a single arbitration acceptable to both parties in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration decision shall be binding and final and the local courts shall have no jurisdiction over this matter.

12.8 This Agreement may not be assigned by Fermic without the prior written consent of IGENE. This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties.

12.9 Each party shall indemnify and hold the other harmless from any claims, demands, liabilities, taxes, suits, costs and expenses (including attorney's fees) of any kind or nature whatsoever arising out of any and all activities carried out by the indemnifying party or its officers, directors, employees or agents under this Agreement. This provision shall survive termination of this Agreement.

12.10 Each party represents to the other that the person signing below on its behalf is legally authorized and empowered to do so under applicable law and that, upon signature by such individual on behalf of such party, this Agreement and any amendments hereto shall be binding upon and enforceable against it in accordance with its terms.

IN WITNESS WHEREOF the parties have caused this instrument to be executed in duplicate as of the year and day first above written.

FERMIC S.A. DE C.V.                       IGENE BIOTECHNOLOGY, INC.


Falzoni Alessandro                        Stephen F. Hiu, President
---------------------------------         -------------------------------


/s/ Falzoni Alessandro                    /s/ Stephen F. Hiu
---------------------------------         -------------------------------
Signature                                 Signature

Date:  18th July 1997